Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Steven Des Champs

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES

$14 MILLION EXCHANGE OF DEBT FOR

STOCK WITH KEY EMPLOYEES

Robert Luciano, Chief Technology Officer, and Others Increase Share Holdings

LAS VEGAS, June 29, 2005 — Alliance Gaming Corp. (NYSE: AGI) announced today that it has retired $14 million of subordinated debt owed to certain employees in connection with the acquisition of Sierra Design Group (“SDG”), by issuing approximately 1 million shares of common stock, pursuant to the terms of the debt agreement.

This will result in a reduction of the Company’s reported total debt as of June 30, 2005 to approximately $335 million. The transaction is not expected to be dilutive to 2006 earnings.

“This transaction has multiple benefits for the Company,” said Richard Haddrill, CEO of Alliance Gaming. “We are pleased that Bob Luciano and other members of our management team have significantly increased their share ownership in the Company; furthermore, our debt and interest costs will decrease and our leverage ratio will improve.”

Robert Luciano, the Company’s Chief Technology Officer and founder of SDG, received approximately 882,000 of the common shares issued, which increased his holdings to approximately 1.4 million shares. “I am pleased to have the opportunity to increase my holdings in the company,” Luciano said. “I am also excited about the various new product initiatives that are underway throughout the Bally Gaming and Systems business unit.”

The shares were issued in a private placement and the Company agreed to register the shares under the federal securities laws for resale from time to time on a shelf registration statement as soon as practicable following the filing of the Company’s Form 10-K for the fiscal year ending June 30, 2005.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide, and owns and operates the Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

–              ALLIANCE GAMING CORP. –